EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Fourth Quarter and Year

 End 2005 Results and Issues 2006 Guidance

➢	Fourth quarter 2005 EPS from continuing operations of $0.48 improved 23.1% over 2004
➢	2005 EPS from continuing operations of $1.48 up 18.4% over 2004
➢	Achieves record net sales for the year
➢	Presents three-year outlook focused on competitive advantage, growth and diversification in revenues and earnings, ROIC and shareholder value creation
➢	Stock buyback authorized for 2006

DOWNERS GROVE, Illinois, Wednesday, February 15, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the fourth quarter and full year 2005.

Fourth Quarter Results

For the quarter ended December 31, 2005, net sales increased by $14.9 million or 14.2% to $119.7 million from $104.8 million for the quarter ended December 31, 2004. Income from continuing operations increased by $2.1 million or 24.4% to $10.4 million from $8.3 million for the fourth quarter of 2004. Income from continuing operations per diluted share increased 23.1% to $0.48 for the fourth quarter of 2005 from $0.39 for the fourth quarter of last year.

Full Year 2005 Results

For the year ended December 31, 2005, net sales increased by $46.4 million or 11.7% reaching a record $442.0 million from $395.6 million for the year ended December 31, 2004. Income from continuing operations increased 19.0% to $31.9 million for the full year 2005 from $26.8 million for the full year 2004. Income from continuing operations per diluted share increased 18.4% to $1.48 for the full year 2005 from $1.25 for the full year 2004.

Management Comments

2005 Results

In commenting on the Company’s results, Don Johnson, Chairman, President and CEO said, “I am pleased to report that 2005 was a record year for the Company in many aspects. We delivered on our promises of one year ago of achieving double digit growth in revenue and operating income. We earned $1.48 per diluted share from continuing operations, up 18.4%

from 2004, exceeding our guidance of $1.41-$1.45. These earnings include a favorable net impact to diluted EPS of approximately $0.05, primarily attributable to previously unclaimed R&D tax credits, as noted previously. Year-over-year, revenues grew 11.7% to a record $442 million, income from continuing operations grew 19.0% to $31.9 million and we beat our net debt target of $60 million, ending the year at $45.3 million. Additionally, we secured our base business foundation by strengthening ongoing customer relationships and, as previously announced, extending our agreements with key customers such as Cingular and Ford for three additional years.”

“In our Drivetrain Segment, for the fourth quarter, we saw a slight increase in sales of $0.9 million to $68.6 million from $67.7 million in the fourth quarter of 2004. For full year 2005, sales decreased $4.8 million to $266.4 million from $271.2 million for full year 2004, primarily driven by the impact of annual price adjustments that were previously agreed to in the 2003 contract extensions and a decrease in certain base transmission and engine volume. However, I am pleased that our business with Honda continued to grow with sales increasing 12.2% for the fourth quarter and 5.7% for the full year. Additionally, with the fourth quarter launch of our previously announced win with Allison, we have established ATC’s foothold in the medium- and heavy-duty truck business. Including Allison, we won $48 million in annualized new revenue during the year.  As mentioned previously, we renewed our base business with Ford through 2008 and we won Ford’s new 6R remanufactured transmission program and, today, we are announcing that we were recently awarded Chrysler’s 40TE and 48RE remanufactured transmission programs. The Ford extension, the growth with Honda, plus the other new program wins, including Allison, validate our competitive offering and high quality products in the market. Going forward, our Drivetrain business is expected to continue as a stable industry leader, generating strong cash flow to fuel our overall growth.”

“Our Logistics Segment delivered its strongest quarterly revenue in history with net sales of $46.4 million up 43.7% from $32.3 million for the fourth quarter of 2004. For the full year 2005, sales improved 46.7% to a record $153.2 million from $104.4 million for the full year of 2004, driven by growth in our base business and the launch of $37 million in annualized new business wins in 2005 with customers such as Cingular, Nokia, Thales and T-Mobile and, as previously announced in early 2005, we extended our base business agreement with Cingular.”

“In our Independent Aftermarket, sales for the quarter decreased slightly to $4.6 million from $4.7 million for the fourth quarter of 2004 as we narrowed our loss from $1.4 million to $0.9 million. For the full year 2005, sales grew 11.5% to $22.3 million from $20.0 million for the full year 2004 as we decreased our loss 56.1% from $5.7 million to $2.5 million.”

“Clearly, 2005 can best be characterized as a year in which we established a strong foundation for our future as we secured our base business with certain key customers, grew with both new and existing customers, and strived to ensure that deployed capital met our return on investment targets.”

Three- year outlook and 2006 Guidance

Johnson summarized the Company’s outlook: “With 2005 behind us, we turn our attention to leveraging our strong foundation for growth with a three-year plan and outlook. It is based on three overriding objectives:

➢	the first is to continue to expand our competitive advantage in served markets through consistency of execution, quality of service, and our total value proposition to customers;

➢	the second is to continue our pursuit of operational excellence to maintain or improve margins and to continue to improve ROIC; and

➢	the third is to mitigate downside risk through continuing to work to diversify our customer base, revenues and cash flows and to continue to create shareholder value.”

“Looking forward to the next three years, Company revenues are expected to grow to a $600 million run rate in 2008 which is a low double-digit, three-year CAGR, and the three-year CAGR for operating income is expected to be slightly better. We believe we can deliver these results primarily through organic growth efforts. We will continue to evaluate tactical acquisitions that will broaden our product and service offerings, diversify our customer base or provide access to new markets in the Drivetrain or Logistics business.”

“Our Drivetrain business is expected to grow substantially in medium- and heavy-duty truck remanufacturing and continue our solid performance with both current and potential customers in our light-duty remanufacturing business. The business is expected to continue with stable margins and provide the cash flow to support our aggressive growth plans.”

“During the past two years, we have implemented many changes and evaluated a wide range of strategies to both grow and reduce losses in our Independent Aftermarket business. After careful evaluation, today we are announcing that we will discontinue our Independent Aftermarket PROFormance-branded transmission business. ATC will continue to remanufacture OE-branded transmissions and we will work with our Original Equipment Parts and Service Organizations (OES) customers to support their efforts to serve the independent aftermarket for transmissions. This enables ATC to rationalize existing facility capacity, exit a business that was not meeting our internal return on capital benchmark, and improve our cash flow. Additionally, we are continuing to evaluate strategic alternatives for our Independent Aftermarket PROFormance-branded engine business. Upon exit, we expect to reclassify the results of the Independent Aftermarket business to discontinued operations in our consolidated financial statements.”

“Our Logistics business is expected to enter new markets including: broadband and cable, electronics and computers, and medical equipment, while continuing our leadership position in the wireless market. We expect the Logistics segment to continue to grow and approach 50% of total Company revenue by 2008.”

Mr. Johnson concluded by providing 2006 guidance: “Our guidance includes the impact of adopting FAS 123R “Share-Based Payment”. As a result of our decision to exit our Independent Aftermarket business, we expect to incur a non-cash impairment charge of approximately $10 million, and a cash charge of approximately $1 million for exit costs, or together, approximately $0.31 per share. Additionally, we expect to incur operating losses of approximately $3 million or $0.10 per share. We expect these to be reflected as a loss from discontinued operations.”

“Revenue for 2006 is expected to be in the $430-$450 million range. Our 2005 revenue of $442 million included the one-time, $12.5 million sale of transmission components at cost and $22.3 million of sales from our Independent Aftermarket business expected to be reclassified to discontinued operations. 2006 income from continuing operations is expected to be in the $32-$35 million range. We expect to end 2006 with net debt of less than $20 million. Our first quarter EPS from continuing operations guidance is expected to be in the range of $0.34-$0.38 and our full year is expected to be in the range of $1.50-$1.60. The full year estimate range includes $0.04 per share charge for the adoption of FAS 123R, “Share-Based Payment.”

In other news, the Company announced that it intends to commence a program for the repurchase of up to 2% of its shares of outstanding common stock during the balance of 2006 to attempt to offset potential dilution caused during the year by the exercise of stock options and granting of restricted stock under its incentive stock plans. Such purchases may be made from time to time in the open market, using cash from operations, through privately negotiated transactions or block purchases. The purchase program will be conducted in accordance with the Securities and Exchange Commission's Rule 10b-18, subject to market conditions, applicable legal requirements and other factors.

ATC will simultaneously host a conference call (dial-in number is 800-479-9001) and web cast on February 16, 2006 at 9:00 A.M. Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, which depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004

	(Unaudited)		(Unaudited)

Net sales:
Products	$73,269	$72,496	$288,743	$291,192
Services	46,430	32,346	153,220	104,385
Total net sales	119,699	104,842	441,963	395,577

Cost of sales
Products	54,586	55,283	220,267	220,810
Services	35,131	23,306	115,019	72,820
Total cost of sales	89,717	78,589	335,286	293,630

Gross profit	29,982	26,253	106,677	101,947

Selling, general and administrative expense	14,583	12,860	53,385	51,598
Amortization of intangible assets	31	31	125	125
Exit, disposal, certain severance and other charges (credits)	(56)	67	492	4,031

Operating income	15,424	13,295	52,675	46,193

Interest income	639	765	2,026	2,658
Other income (expense), net	(39)	26	585	24
Equity in income of investee	-	6	-	146
Interest expense	(1,985)	(1,902)	(7,696)	(7,271)

Income from continuing operations before income taxes	14,039	12,190	47,590	41,750

Income tax expense	3,658	3,845	15,711	14,955

Income from continuing operations	10,381	8,345	31,879	26,795

Loss from discontinued operations, net of income taxes	(144)	(3,846)	(871)	(21,019)

Net income	$10,237	$4,499	$31,008	$5,776

Per common share - basic:
Income from continuing operations	$0.48	$0.39	$1.49	$1.27
Net income	$0.47	$0.21	$1.45	$0.27
Loss from discontinued operations	$(0.01)	$(0.18)	$(0.04)	$(1.00)

Weighted average number of common shares
outstanding	21,566	21,008	21,352	21,097

Per common share - diluted:
Income from continuing operations	$0.48	$0.39	$1.48	$1.25
Net income	$0.47	$0.21	$1.44	$0.27
Loss from discontinued operations	$(0.01)	$(0.18)	$(0.04)	$(0.98)

Weighted average number of common and
common equivalent shares outstanding	21,833	21,271	21,579	21,411